Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028
Post Properties Announces Second Quarter 2008 Earnings
Investor/Analyst Conference Call Scheduled for August 5, 2008 at 10:00 a.m. ET
ATLANTA, August 4, 2008 – Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $(27.0) million for the second quarter of 2008, compared to net income available to common shareholders of $62.0 million for the second quarter of 2007. On a diluted per share basis, the net loss attributable to common shareholders was $(0.61) for the second quarter of 2008, compared to net income available to common shareholders of $1.40 for the second quarter of 2007.
The net loss attributable to common shareholders was $(26.2) million for the six months ended June 30, 2008, compared to net income available to common shareholders of $84.6 million for the six months ended June 30, 2007. On a diluted per share basis, the net loss attributable to common shareholders was $(0.60) for the six months ended June 30, 2008, compared to net income available to common shareholders of $1.91 for the six months ended June 30, 2007.
The Company’s net loss attributable to common shareholders for the three and six months ended June 30, 2008 included (i) non-cash impairment charges of approximately $28.9 million attributable to the substantial cessation of current development activities associated with four land parcels in pre-development discussed below which were written down to their estimated fair market values, as well as the write off of capitalized pursuit costs associated with abandoned projects; and (ii) severance charges of $0.4 million associated with the elimination of certain employment positions in the second quarter of 2008. The Company eliminated additional employment positions in July 2008 and, as a result, recognized additional severance charges of approximately $1.6 million in the third quarter of 2008. The net loss attributable to common shareholders for the three and six months ended June 30, 2008 also included a charge of approximately $2.1 million and $8.2 million, respectively, related to the process to seek a potential sale of the Company. The Board formally concluded that process without a business combination or other sale transaction on June 25, 2008.
The Company’s reported net income (loss) attributable to common shareholders included net gains on the sales of apartment communities (including a proportionate 75% gain on the sale of a 75% interest in two apartment communities to a joint venture in 2007) of $55.3 million for the three months ended June 30, 2007 and $2.3 million and $72.0 million for the six months ended June 30, 2008 and 2007, respectively.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the second quarter of 2008 was a deficit of $(12.6) million, or $(0.29) per diluted share, compared to FFO of $22.1 million, or $0.49 per diluted share, for the second quarter of 2007. The Company’s reported FFO for the second quarter of 2008 included the charges in the aggregate of approximately $31.4 million, or $0.71 per diluted share, discussed above. The Company’s reported FFO for the second quarter of 2007 included a net gain of approximately $1.7 million, or $0.04 per diluted share, on the sale of a land site in Dallas, Texas, offset by non-cash compensation expense of approximately $0.9 million, or $0.02 per diluted share, related to a variable compensation plan.
FFO for the six months ended June 30, 2008 totaled $1.3 million, or $0.03 per diluted share, compared to $42.8 million, or $0.95 per diluted share, for the first six months of 2007. The Company’s reported FFO for the six months ended June 30, 2008 included the charges in the aggregate of approximately $37.5 million, or $0.84 per share, discussed above. The Company’s reported FFO for the six months ended June 30, 2007 included net gains of approximately $3.9 million, or $0.09 per diluted share, on the sale of land sites in Atlanta, Georgia and Dallas, Texas.
Said David P Stockert, President and Chief Executive Officer, “We are taking the steps necessary to adjust our business plan to the realities of difficult current economic and financial market conditions. We have reduced the size and risk of our development pipeline and assessed the carrying value of our assets in order to maintain the strength of our balance sheet. With Post’s portfolio of high-quality, well located properties, moderate leverage and adequate liquidity, we believe we are positioned to navigate successfully this point in the economic cycle and to enhance the value of our business as conditions improve.”

Conclusion of Strategic Process and Commitment to Strategies to Enhance Shareholder Value
On January 23, 2008, the Company announced that its Board of Directors had authorized management, working with financial and legal advisors, to initiate a formal process to pursue a potential sale or other business combination and to seek proposals from potentially interested parties. After conducting a thorough process, the Board ended the process on June 25, 2008 due to the increasingly difficult market environment and a lack of definitive proposals. At the same time, the Board reaffirmed its commitment to actively pursue other strategies to enhance shareholder value through the following strategies:
•	Realizing value through asset sales, the proceeds of which can be used to repay debt, pay potential special dividends or repurchase shares, and fund committed investments:

The Company is currently, or expects to commence, marketing for sale eight apartment communities from which it currently expects to realize gross proceeds of approximately $500 million. The communities, comprising 2,615 apartment units, include five communities, with an average age of 16 years, located in Atlanta, Georgia, one 18-year old community, located in the northern Virginia submarket of greater Washington, D.C., and the Company’s only two communities located in New York City. As of June 30, 2008, all eight communities were classified on the Company’s balance sheet as held for sale. The Company’s ability to sell these apartment communities will be dependent on the sales market for multifamily assets and the continued availability of financing at terms attractive to potential buyers. The Company currently expects to use the proceeds to repay debt, pay potential special dividends or repurchase shares of its common stock and fund its committed investments. See “Development, Disposition and Other Investment Activity – Disposition Activity” for further discussion.

•	Cutting costs by reducing corporate overhead, development and property management expenses:

The Company is taking steps to reduce overhead expenses, including the elimination of 24 property management, corporate and development employment positions as of July 31, 2008 and certain other positions though attrition, which the Company currently expects will reduce overhead costs prospectively on an annual basis by approximately $3 million. As discussed above, the Company recognized severance charges relating to these job eliminations in the second and third quarters of 2008. There can be no assurance that the Company will not recognize additional severance charges in the third quarter of 2008 or in future periods.

•	Focusing the Company by evaluating the number of markets within which it operates, and the appropriate size of its development pipeline:

After an evaluation of its development pipeline in light of difficult current market conditions, the Company has decided to defer further activities on four of its development projects: Allen Plaza I in Atlanta, Georgia, the third phase of Post Lake® at Baldwin Park in Orlando, Florida, Post Soho Square™ in Tampa, Florida, and Post Walk® at Citrus Park Village in Tampa, Florida which is also currently held for sale. The Company also decided to abandon the pursuit of its Post Plaza South™ development project in Charlotte, North Carolina and to terminate its purchase contract to acquire that site. The total projected development costs of these projects totaled more than $430 million. As discussed above, the Company recognized non-cash impairment charges relating to these decisions in the second quarter of 2008. As discussed above, the Company has also decided to exit the New York market through the sale of its two high-rise apartment communities located in Manhattan.

•	Pursuing construction loan financing and joint venture equity to fund development activity:

The Company’s share of its active development pipeline is currently less than $500 million, with approximately $280 million of estimated construction costs that remain to be funded (approximately $250 million, excluding committed construction loan financing). The Company expects primarily to fund its active development pipeline using asset sale proceeds and available borrowing capacity under its unsecured revolving lines of credit. The Company is also currently pursuing potential construction loan financing and joint venture equity to fund its development pipeline and future project starts that are currently in pre-development. There can be no assurance that the Company will be able to attract construction loan financing and joint venture equity on terms that are attractive. If unable to do so, the Company expects to postpone projects currently in pre-development.

Mature (Same Store) Community Data
For the second quarter of 2008, average economic occupancy at the Company’s 36 mature (same store) communities, containing 13,693 apartment units, was 93.8%, compared to 94.1% for the second quarter of 2007.
Total revenues for the mature communities increased 2.6% during the second quarter of 2008, compared to the second quarter of 2007, and operating expenses increased 6.6%, producing a 0.1% decrease in same store net operating income (“NOI”). The average monthly rental rate per unit increased 2.3% during the second quarter of 2008, compared to the second quarter of 2007. Property tax, maintenance and utility expenses accounted for a majority of the increase in operating expenses.
On a sequential basis, total revenues for the mature communities increased 1.3% and operating expenses increased 5.9% producing a 1.7% decrease in same store NOI for the second quarter of 2008, compared to the first quarter of 2008, or $0.5 million. On a sequential basis, the average monthly rental rate per unit increased 0.4%. Property tax and maintenance expenses accounted for a majority of the sequential increase in operating expenses. For the second quarter of 2008, average economic occupancy at the mature communities was 93.8%, compared to 94.3% for the first quarter of 2008.
For the six months ended June 30, 2008, average economic occupancy at the Company’s mature communities was 94.1% compared to 94.0% for the six months ended June 30, 2007.
Total revenues for the mature communities increased 2.7% during the six months ended June 30, 2008 compared to the six months ended June 30, 2007, and operating expenses increased 5.2% producing a 1.1% increase in same store NOI, or $0.7 million. The average monthly rental rate per unit increased 2.6% during the six months ended June 30, 2008, compared to the six months ended June 30, 2007.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Dispositions and Other Investment Activity
Development Activity
The Company today announced that it has completed the lease-up of the latest phase of its Post Hyde Park® community in Tampa, Florida, consisting of 84 units. The Company also announced today that it has ceased further development activities at its Post Walk® at Citrus Park Village community in Tampa, Florida, which had not yet commenced substantial physical construction. As of June 30, 2008, this community was classified on the Company’s balance sheet as held for sale.
As of June 30, 2008, the Company’s aggregate pipeline of development projects under construction totaled approximately $525.2 million (including the Company’s share, net of joint venture partner interests, of $479.4 million). The Company also owns land for which it is in pre-development with respect to approximately 1,822 rental apartment units and approximately 133,000 square feet of retail amenities. Total projected future development costs of this pre-development pipeline are estimated to be approximately $380 million. There can be no assurance that projects in pre-development will commence construction in the future or at all or that actual development costs will approximate estimated costs. The start of future developments will depend in large part on local market conditions, the Company’s ability to generate asset sale proceeds and the Company’s ability to attract potential construction loan financing and joint venture equity to fund development activities on terms that management believes are attractive. If unable to do so, the Company expects to postpone projects currently in pre-development.
Disposition Activity
The Company is currently, or expects to commence, marketing for sale the eight apartment communities discussed above. Gross proceeds from the sales of these eight communities are currently expected to be approximately $500 million. There can be no assurance that the gross proceeds will be realized or that these sales will close.

Apartment Community Renovation Program
The Company is currently undertaking substantial renovations and re-leasing of three apartment communities, containing 1,226 units located in Atlanta, Georgia and Dallas, Texas. The Company believes that the long-term value of these communities will be enhanced as a result of the renovations; however, operating results at these communities is affected negatively by increased vacancy during the renovation period. As of June 30, 2008, the renovation of Post Chastain®, containing 558 units, in Atlanta, Georgia was complete. The community is expected to reach stabilized occupancy later in 2008. As of June 30, 2008, the Company had completed the renovation of 106 units (15.9% of the total) at Post Peachtree Hills® and Post Heights™. The renovation of these communities began earlier in 2008.
Condominium Activity
The Company recognized approximately $1.4 million of incremental losses, or $0.03 per diluted share, on condominium sales, net of minority interest, in FFO during the second quarter of 2008, compared to incremental gains of approximately $2.6 million, or $0.06 per diluted share, during the second quarter of 2007. The Company provides additional information on its condominium activities on page 17 of its Supplemental Financial Data.
The Company’s reported net loss on condominium sales in FFO during the second quarter of 2008 was primarily attributable to revised estimates reflecting the Company’s current expectations of total sales and costs for ongoing condominium projects through their expected sell-out, and reflects the Company’s current view of sales prices and trends, the residential and condominium housing markets, the current state of the credit markets, as well as general economic conditions.
Financing Activity
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 43.6% at June 30, 2008, and variable rate debt as a percentage of total debt was 13.6% as of that same date. As of June 30, 2008, the Company had outstanding borrowings of approximately $144 million on its combined $630 million unsecured lines of credit.
Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.
Third Quarter and Full Year 2008 Same Store NOI Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of the apartment market and general economic conditions as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
For the third quarter of 2008, the Company expects that same store NOI will increase in the range of 1.1% to 2.1%, compared to the third quarter of 2007, based on:
--	An increase in same store revenue of 1.1% to 1.5%

--	An increase in same store operating expenses of 0.8% to 1.2%.
The Company also expects that sequential same store NOI will increase in the third quarter of 2008 in the range of 3.2% to 4.2%, compared to the second quarter of 2008, based on:
--	An increase in same store revenue of 1.1% to 1.5%

--	A decrease in same store operating expenses of 1.8% to 2.2%.
For the full year of 2008, the Company expects that same store NOI will increase (decrease) in the range of (0.1%) to 0.4%, compared to the full year of 2007, based on:
--	An increase in same store revenue of 1.8% to 2.1%

--	An increase in same store operating expenses of 4.7% to 5.0%.
As announced in the first quarter, the Company will not provide earnings and FFO guidance for the third quarter and full year 2008.

Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 23 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges and strategic review costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, August 5, at 10:00 a.m. ET. The telephone numbers are 888-819-8033 for US and Canada callers and 913-981-4903 for international callers. The access code is 4571165. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/event calendar. The replay will begin at 1:00 p.m. ET on August 5, and will be available until Monday, August 11, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 4571165. A replay of the call also will be archived on Post’s website under investor relations/audio archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties owns 22,140 apartment homes in 61 communities, including 1,747 apartment units in five communities held in unconsolidated entities, 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 514 for-sale condominium homes in four communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include expectations with respect to the Company’s strategies to enhance shareholder value, the Company’s anticipated development and sales activities (including projected sales proceeds and the anticipated use therefrom as well as the projected costs, timing and anticipated potential sources of financing of projected future development activities), anticipated renovation projects, anticipated overhead reductions and anticipated third quarter and full year 2008 same store NOI operating results. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results and its expectations with respect to strategies to enhance shareholder value to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2007, as amended, and this press release; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales, the market for asset sales and the resulting gains/losses associated with such asset sales; the Company’s ability to enter into new joint ventures and the availability of equity financing from traditional real estate investors to fund development activities; the Company’s ability to obtain construction loan financing to fund development activities; uncertainties associated with the Company’s condominium conversion and for-sale housing business; uncertainties associated with loss of personnel in connection with the Company’s reduction of corporate and property development and management overhead; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2007, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
OPERATING DATA
Revenues from continuing operations	$66,605	$64,652	$132,329	$128,833
Net income (loss) available to common shareholders	$(26,973)	$62,027	$(26,196)	$84,589
Funds from operations available to common shareholders and unitholders (Table 1)	$(12,639)	$22,092	$1,269	$42,794

Weighted average shares outstanding — diluted	44,011	44,278	43,939	44,192
Weighted average shares and units outstanding — diluted	44,305	44,900	44,287	44,840

PER COMMON SHARE DATA — DILUTED
Net income (loss) available to common shareholders	$(0.61)	$1.40	$(0.60)	$1.91

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$(0.29)	$0.49	$0.03	$0.95

Dividends declared	$0.45	$0.45	$0.90	$0.90

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 358 shares and units for the six months ended June 30, 2008. Such dilutive securities were antidilutive to the income (loss) per share computations for the six months ended June 30, 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such period. Additionally, diluted weighted average shares and units for the three months ended June 30, 2008 excludes 307 shares and units that were antidilutive to all income (loss) per share computations under generally accepted accounting principles and the deficit in funds from operations for such period.

Table 1
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss) available to common shareholders	$(26,973)	$62,027	$(26,196)	$84,589
Minority interest of common unitholders - continuing operations	(238)	852	(284)	882
Minority interest in discontinued operations	25	59	78	380
Depreciation on wholly-owned real estate assets, net	15,582	16,524	31,284	33,013
Depreciation on real estate assets held in unconsolidated entities	345	274	693	500
Gains on sales of real estate assets	368	(60,998)	(4,062)	(79,659)
Incremental gains (losses) on condominium sales (1)	(1,748)	3,360	(244)	3,164
Gains on sales of real estate assets — unconsolidated entities	—	40	—	(162)
Incremental gains on condominium sales - unconsolidated entities (1)	—	(46)	—	87

Funds from operations available to common shareholders and unitholders	$(12,639)	$22,092	$1,269	$42,794

Funds from operations — per share and unit — diluted (2)	$(0.29)	$0.49	$0.03	$0.95

Weighted average shares and units outstanding — diluted (2)	44,305	44,900	44,645	44,840

(1)	For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 17 of the Supplemental Financial Data for further detail.

(2)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 358 shares and units for the six months ended June 30, 2008. Such dilutive securities were antidilutive to the income (loss) per share computations for the six months ended June 30, 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such period. Additionally, diluted weighted average shares and units for the three months ended June 30, 2008 excludes 307 shares and units that were antidilutive to all income (loss) per share computations under generally accepted accounting principles and the deficit in funds from operations for such period.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2008	2007	2008	2008	2007
Total same store NOI	$30,190	$30,223	$30,724	$60,914	$60,257
Property NOI from other operating segments	2,625	2,036	2,304	4,929	4,715

Consolidated property NOI	32,815	32,259	33,028	65,843	64,972

Add (subtract):
Interest income	61	213	210	271	463
Other revenues	235	128	239	474	245
Minority interest in consolidated property partnerships	427	(716)	(366)	61	(693)
Depreciation	(14,386)	(14,375)	(14,263)	(28,649)	(28,726)
Interest expense	(10,112)	(10,863)	(10,156)	(20,268)	(21,908)
Amortization of deferred financing costs	(859)	(829)	(851)	(1,710)	(1,641)
General and administrative	(4,956)	(5,959)	(5,848)	(10,804)	(11,407)
Investment and development	(1,356)	(1,955)	(1,458)	(2,814)	(3,505)
Strategic review costs	(2,091)	—	(6,070)	(8,161)	—
Impairment and severance charges	(29,300)	—	—	(29,300)	—
Gains (losses) on sales of real estate assets, net	(368)	62,738	2,119	1,751	66,444
Equity in income of unconsolidated real estate entities	420	310	401	821	814
Other income (expense)	66	(261)	(174)	(108)	(522)
Minority interest of common unitholders	238	(852)	46	284	(882)

Income (loss) from continuing operations	(29,166)	59,838	(3,143)	(32,309)	63,654
Income from discontinued operations	4,103	4,099	5,829	9,932	24,754

Net income (loss)	$(25,063)	$63,937	$2,686	$(22,377)	$88,408

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three Months Ended			Q2 ’08	Q2 ’08	Q2 ’08
	June 30,	June 30,	March 31,	vs. Q2 ’07	vs. Q1 ’08	% Same
	2008	2007	2008	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$14,969	$14,425	$14,787	3.8%	1.2%
Dallas	10,320	9,752	10,031	5.8%	2.9%
Washington, D.C.	8,991	8,795	8,864	2.2%	1.4%
Tampa	7,101	7,342	7,181	(3.3)%	(1.1)%
Charlotte	4,912	4,797	4,784	2.4%	2.7%
Houston	3,070	2,910	3,031	5.5%	1.3%
Austin	1,231	1,213	1,240	1.5%	(0.7)%
Orlando	991	1,052	1,015	(5.8)%	(2.4)%

Total rental and other revenues	51,585	50,286	50,933	2.6%	1.3%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	6,072	5,959	5,773	1.9%	5.2%
Dallas	4,830	4,216	4,501	14.6%	7.3%
Washington, D.C.	3,023	2,825	3,040	7.0%	(0.6)%
Tampa	3,187	2,968	2,976	7.4%	7.1%
Charlotte	1,813	1,585	1,566	14.4%	15.8%
Houston	1,519	1,335	1,335	13.8%	13.8%
Austin	566	604	593	(6.3)%	(4.6)%
Orlando	385	571	425	(32.6)%	(9.4)%

Total	21,395	20,063	20,209	6.6%	5.9%

Net operating income
Atlanta	8,897	8,466	9,014	5.1%	(1.3)%	29.4%
Dallas	5,490	5,536	5,530	(0.8)%	(0.7)%	18.2%
Washington, D.C.	5,968	5,970	5,824	(0.0)%	2.5%	19.8%
Tampa	3,914	4,374	4,205	(10.5)%	(6.9)%	13.0%
Charlotte	3,099	3,212	3,218	(3.5)%	(3.7)%	10.3%
Houston	1,551	1,575	1,696	(1.5)%	(8.5)%	5.1%
Austin	665	609	647	9.2%	2.8%	2.2%
Orlando	606	481	590	26.0%	2.7%	2.0%

Total same store NOI	$30,190	$30,223	$30,724	(0.1)%	(1.7)%	100.0%

Table 3 (con’t)
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Six months ended
	June 30,	June 30,
	2008	2007	% Change
Rental and other revenues
Atlanta	$29,756	$28,679	3.8%
Dallas	20,351	19,319	5.3%
Washington, D.C.	17,855	17,454	2.3%
Tampa	14,283	14,668	(2.6)%
Charlotte	9,696	9,457	2.5%
Houston	6,100	5,738	6.3%
Austin	2,471	2,390	3.4%
Orlando	2,006	2,084	(3.7)%

Total rental and other revenues	102,518	99,789	2.7%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	11,845	11,509	2.9%
Dallas	9,331	8,311	12.3%
Washington, D.C.	6,063	5,759	5.3%
Tampa	6,164	5,898	4.5%
Charlotte	3,379	3,214	5.1%
Houston	2,853	2,619	8.9%
Austin	1,159	1,210	(4.2)%
Orlando	810	1,012	(20.0)%

Total	41,604	39,532	5.2%

Net operating income
Atlanta	17,911	17,170	4.3%
Dallas	11,020	11,008	0.1%
Washington, D.C.	11,792	11,695	0.8%
Tampa	8,119	8,770	(7.4)%
Charlotte	6,317	6,243	1.2%
Houston	3,247	3,119	4.1%
Austin	1,312	1,180	11.2%
Orlando	1,196	1,072	11.6%

Total same store NOI	$60,914	$60,257	1.1%

Table 4
Computation of Debt Ratios
(In thousands)

	As of June 30,
	2008	2007
Total real estate assets per balance sheet	$2,115,247	$2,000,916
Plus:
Company share of real estate assets held in unconsolidated entities	94,510	71,395
Company share of accumulated depreciation — assets held in unconsolidated entities	6,049	4,360
Accumulated depreciation per balance sheet	499,981	560,927
Accumulated depreciation on assets held for sale	93,844	—

Total undepreciated real estate assets (A)	$2,809,631	$2,637,598

Total debt per balance sheet	$1,064,405	$938,998
Plus:
Company share of third party debt held in unconsolidated entities	65,128	44,880
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,129,533	$975,328

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	40.2%	37.0%

Total debt per balance sheet	$1,064,405	$938,998
Plus:
Company share of third party debt held in unconsolidated entities	65,128	44,880
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,224,533	$1,070,328

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	43.6%	40.6%